Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NEW FRONTIER MEDIA, INC.

FIRST:                   The corporate name and style of this Corporation shall be New Frontier Media, Inc. (the “Corporation”).

SECOND:              The objects for which said Corporation is formed and incorporated are as follows, to-wit:

1.             To engage in all aspects of review and evaluation of private or public companies, partnerships or sole proprietorships for purposes of completing mergers or acquisitions with the Corporation; and to engage in mergers and acquisitions with any or all varieties of private or public entities.

2.             To transact the business of investing on behalf of itself or others, any part of its capital and such additional funds as it may obtain, or any interest therein, either as tenants in common or otherwise, and selling or otherwise disposing of the same, or any part thereof, or interest therein.

3.             To issue bonds, debentures, or obligations of the Corporation, from time to time, for any of the objects or purposes of this Corporation, and to secure them by mortgage or mortgages, or deed or deeds of trust, or pledge or lien on any or all of the real and personal property, rights privileges, and franchises of the Corporation wheresoever situated, acquired and to be acquired, and to sell or otherwise dispose of any or all of them, all in such manner and upon such terms as the Board of Directors may deem proper.

4.             To lend or advance money or give credit to such persons, firms or corporations on such terms as may seem expedient and in particular to customers and others having dealings with the Corporation, and to give guarantees or to become security for any such persons.

5.             To make and enter into all kinds of contracts, agreements, and operations by or with any person or persons, corporation or corporations; to acquire and undertake all or any part of the business assets and liabilities of any person or firm, association or corporation in connection therewith; to take, acquire, purchase, hold or rent, lease, sell, exchange, mortgage, improve, renovate, develop and otherwise deal in and dispense of any and all property, real and personal, or every description incidental to or capable of being used in connection with the aforesaid business or any of them.

6.             To purchase or otherwise acquire and hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock and bonds, debentures or other evidences of indebtedness created by any other corporation or corporations, domestic or foreign, and while the holder thereof, to exercise all the rights and privileges of ownership, including the right to vote thereon.

7.             To purchase our own stock, when permitted by the laws of the State in which we are doing business; to guarantee dividends on our own stock, and the stock of other corporations.

8.             To do all and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated or incidental to the powers herein named, or which shall, at any time, appear conducive to or expedient for the protection or benefit of the Corporation, either as holders of or interest in any property, or otherwise.

9.             To have and to possess all powers of a corporation granted by the laws of the State of Colorado whether herein specifically set out or not.

10.          To acquire (for cash or in exchange for its assets or securities or otherwise), operate, dispose of, and otherwise deal and engage in any lawful business or activity for which corporations may be organized under the laws of Colorado.

THIRD:                 The said Corporation is to have perpetual existence unless dissolved according to law.

FOURTH:             The Corporation shall be capitalized with one (1) class of stock.  The Corporation shall have authority to issue is fifty million (50,000,000) shares, no par value, which shall have unlimited voting rights (one vote per share) and shall constitute the sole voting group of the Corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Colorado Business Corporation Act (the “Common Shares”).

FIFTH:                  Consent to Action of Shareholders with Less Than Unanimous Consent.  Any action required or permitted to be taken at a shareholders meeting may be taken without a meeting if:

(a)   All of the shareholders entitled to vote thereon consent to such action in writing;  or

(b)   The shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing.

If action is taken by the Corporation with less than unanimous consent of all shareholders, the Corporation shall comply with all notice requirements as required by CRS, §7-107-104(1.5), and as more fully set forth in its bylaws.

SIXTH:                  One-third of the issued and outstanding Common Shares entitled to vote on a matter of the shareholders shall constitute a quorum for action on that matter. If a quorum exists, action on any matter at a meeting other than the election of directors is approved if a majority of the shareholders represented at such meeting and entitled to vote on the matter approve the action.

SEVENTH:           Cumulative voting shall not be permitted by this Corporation.

EIGHTH:              A shareholder of the Corporation shall not be entitled to a preemptive right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of stock of the Corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares.

NINTH:                 The affairs and management of our said Corporation shall be under the control of our Board of Directors consisting of not less than three (3) nor more than nine (9) directors, except that the Corporation may have fewer than three Board members in accordance with the Colorado Business Corporation Act.

TENTH:                Conflicting Interest Transactions.  As used in this paragraph, “Conflicting interest transaction” means any of the following (i) a loan or other assistance by the Corporation to a director of the Corporation or to any entity in which a director of the Corporation is a director or officer or has a financial interest; (ii) a guaranty by the Corporation of an obligation of a director of the Corporation or of an obligation of an entity in which a director of the Corporation is a director or officer or has a financial interest; or (iii) a contract or transaction between the Corporation and a director of the Corporation or between the Corporation and an entity in which a director of the Corporation is a director or officer or has a financial interest.  In the absence of fraud, no conflicting interest transaction shall be void or voidable, be enjoined, be set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the Corporation, solely because the conflicting interest transaction involves a director of the Corporation or an entity in which the a director of the Corporation is a director or officer or has as financial interest, or solely because the director is present at or participates in the meeting of the Corporation’s board of directors or of the committee of the board of directors which authorizes, approves or ratifies a conflicting interest transaction, or solely because the director’s vote is counted for such purpose if: (A) the material facts as to the director’s relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (B) the material facts as to the director’s relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or (C) a conflicting interest transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the shareholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

ELEVENTH:        Loans and Guaranties for the Benefit of Directors.  Neither the board of directors nor any committee thereof shall authorize a loan by the Corporation to a director of the Corporation or to an entity in which a director of the Corporation is a director or officer or has a financial interest, or a guaranty by the Corporation of an obligation of a director of the Corporation or of an obligation of an entity in which a director of the Corporation is a director or officer or has a financial interest, until at least ten (10) days after written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of the shareholders.

TWELFTH:          The Corporation may:

(a)           Indemnify any person who was or is party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Corporation or is or was a director, officer, employee, fiduciary or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interest of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

(b)           The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation.  Nothing contained herein shall eliminate or limit the personal liability of a director to the Corporation or its shareholders for monetary damages for: (i) any breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes § 7-106-401 or these articles of incorporation if it is established that the director did not perform such director’s duties in compliance with Colorado Revised Statutes § 7-106-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes 7-106-401 or these articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit.  Nothing contained herein will be construed to deprive any director of such director’s right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right such person have for contribution from any other director or other person.

(c)           To the extent that a director, officer, employee, fiduciary or agent of the Corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in (a) or (b) of this Article or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonable incurred by him in connection therewith.

(d)           Any indemnification under (a) or (b) of this Article (unless ordered by a court) and as distinguished from (c) of this Article shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the directors, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (a) or (b) above. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if directors so direct, by independent legal counsel in a written opinion, or by the shareholders.

(e)           Expenses (including attorney fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding as authorized in (c) or (d) of this Article upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Corporation as authorized in this Article .

(f)            The indemnification provided by this Article shall not be deemed exclusive or any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

(g)           The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under provisions of this Article .

THIRTEENTH:   Unless a person is recognized as a shareholder through procedures established by the Corporation pursuant to Colorado Revised Statutes, § 7-107-204 or any similar law, the Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes permitted by the Colorado Business Corporation Act, including without limitation all rights deriving from such shares, and the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares on the part of any other person including without limitation, a purchaser, assignee or transferee of such shares, unless and until such other person becomes the registered holder of such shares or is recognized as such, whether or not the Corporation shall have either actual or constructive notice of the claimed interest of such other person.  By way of example and not of limitation, until such other person has become the registered holder of such shares or is recognized pursuant to Colorado Revised Statutes, § 7-107-204 or any similar applicable law, such person shall not be entitled: (i) to receive notice of any meetings of the shareholders; (ii) to vote at such meetings; (iii) to examine a list of the shareholders; (iv) to be paid dividends or other distributions payable to shareholders; or (v) to own, enjoy and exercise any other rights deriving from such shares against the Corporation.  Nothing contained herein will be construed to deprive any beneficial shareholder, as defined in Colorado Revised Statutes, §7-113-101(1), of any right such shareholder may have pursuant to Article 113 of the Colorado Business Corporation Act or any subsequent law.

FOURTEENTH:  The Board of Directors and shareholders of the Corporation shall have the right to hold their meetings outside of the State of Colorado when deemed most convenient or to the best interest of the Corporation.

FIFTEENTH:       The operations of the said Corporation shall be carried on in the State of Colorado, and the Corporation shall also be permitted to conduct business in other states of the United States and to have one or more offices outside of the State of Colorado.

SIXTEENTH:       The Board of Directors may at any meeting, by a majority vote of the whole Board, sell, lease, exchange and/or convey all of its property and assets, including its good will and/or its corporate franchises, upon such terms and conditions and for such consideration or considerations as the Board of Directors in their sole discretion deem expedient and for the best interest of the Corporation and said consideration or considerations may consist in whole or in part of shares of stock and/or securities of any other corporation or corporations; provided, however, in all such cases the affirmative vote of the holders of one-half (1/2) plus one share of the common stock of said Corporation then issued and outstanding shall be voted in ratification of the Board of Directors, said vote to be taken at a special shareholders’ meeting of our said Corporation duly called for that purpose; but nothing herein shall be construed to limit the power of the Board of Directors of our Corporation and said Board shall have power in its sole discretion to sell, lease, exchange, and/or convey such parts or parcels of land or personal property or assets as the Board of Directors determine are no longer necessary or expedient to be held by the Corporation. It is, however, specifically understood that the Board of Directors may at their discretion have the power to create a lien or mortgage on any or all of the assets of the Corporation in order to borrow money should the Board of Directors feel that it is necessary for the conduct of the business.

SEVENTEENTH:

(a)           Shareholders shall at all times have the right to examine the books of the Corporation except as limited by these Articles of Incorporation.

(b)           Such examination as hereinafter provided shall be made only by the stockholder in person, and no extract from the books or records of the company shall be permitted to be made by any shareholders of the same.

(c)           Such stockholder shall give assurance in writing satisfactory to the Board of Directors that he does not desire the information required or to be obtained by such inspection for the purpose of communicating the same to others who are not shareholders and, further, that he will not directly or indirectly disclose the Corporation’s business or affairs to any person or persons whomsoever.

(d)           No information in regard to the business or operations of the Corporation and no copy of, nor extract from any of the books or records of the Corporation shall be permitted to be made by any shareholders of the same.

(e)           Stockholders desiring information with regard to the business or operations of the Corporation, or desiring to make inspection of the books or records, shall first make application in writing to the Board of Directors stating the specific purpose of the application, the particular information desired and the books and records required for that purpose by such stockholder before such examination and satisfy the Board of Directors that said application is made in good faith and that said examination will not be detrimental to the interests of the Corporation.

EIGHTEENTH:   The Board of Directors shall have the power to make and amend such prudential bylaws as they deem proper and not inconsistent with the constitution or the laws of the United States or of this State for the management of the property of the Corporation, the regulation and government of its affairs and for the certification and transfer of its stock.

NINETEENTH:   The street address of the registered office of the Corporation is c/o the Corporation Service Company, 1560 Broadway, Suite 2090, Denver, Colorado 80202.  The name of the registered agent of the Corporation is the Corporation Service Company.  The address of the principal office of the Corporation is 8484 Wilshire Boulevard, Beverly Hills, California, 90211-3227.

TWENTIETH:     The name and address of the individual who has caused this document to be delivered for filing, and to whom the Colorado Secretary of State may deliver notice if filing of the document is refused, is:

Charles Cotter

Holland & Hart LLP

1800 Broadway, #300

Boulder, Colorado 80302

Dated this 28th day of November, 2012.